EXHIBIT 12

                              IKON RECEIVABLES, LLC
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)



                                                                                                      April 6, 1999
                                                               Fiscal Year Ended                     (Inception) -
                                                                 September 30,                        September 30,
                                                    2002              2001              2000              1999
                                                  --------          --------          --------          --------
Earnings
     Income before income taxes and
         cumulative effect of a
         change in accounting principle           $ 94,178          $ 94,252          $ 66,113          $ 17,574
     Add:
          Fixed charges                             93,609           113,383            82,431            14,702
                                                  --------          --------          --------          --------
     Earnings, as adjusted (A)                    $187,787          $207,635          $148,544          $ 32,276
                                                  ========          ========          ========          ========

Fixed charges
     Other interest expense, including
          interest on capital leases (B)          $ 93,609          $113,383          $ 82,431          $ 14,702
                                                  ========          ========          ========          ========

Ratio of earnings to fixed charges
     (A) divided by (B)                                2.0               1.8               1.8               2.2
                                                  ========          ========          ========          ========
